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                                                                    Exhibit 99.5

                          SPECIAL NOTICE TO HOLDERS OF

                             CHARTWELL LEISURE INC.
                    COMMON STOCK (PAR VALUE $.01 PER SHARE)

                          WHOSE ADDRESSES ARE OUTSIDE
                          THE UNITED STATES AND CANADA


Dear Shareholder(s):

          Enclosed you will find materials relating to the rights offering (the "Rights Offering") of Chartwell Leisure Inc., a Delaware corporation (the "Company"). A Subscription Certificate representing Rights to subscribe for shares of the Company's Common Stock at $14.00 per share is not included in this mailing, but instead is being held on your behalf by the Subscription Agent, ChaseMellon Shareholder Services, L.L.C. The number of Rights that are being held for you is indicated above. If you wish to exercise, transfer or sell any or all of these Rights, you must so instruct the Subscription Agent in the manner described in the accompanying Prospectus by 5:00 p.m., New York City Time, on March __, 1997. If the Subscription Agent does not receive your instructions by such time, your Rights will no longer be exercisable and will have no value.

          ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT OF THE RIGHTS OFFERING, AS
FOLLOWS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                                 1-800-414-2879